Exhibit 99.1

                    Navigators Announces Closing of
              Equity Offering and Over-Allotment Option

    NEW YORK--(BUSINESS WIRE)--Oct. 18, 2005--The Navigators Group, Inc. (NASDAQ:NAVG) today announced that it closed the public offering of 3,795,000 shares of its common stock, including 495,000 shares sold upon exercise of the underwriters' over-allotment option in full, at $34.50 per share. All of the shares purchased today were sold by the Company. Net proceeds to the Company were approximately $124 million.
    Credit Suisse First Boston LLC and Keefe, Bruyette & Woods, Inc. acted as Joint Book-Running Managers of the offering. Co-managers for the offering were J.P. Morgan Securities Inc., Cochran, Caronia & Co. and Sandler O'Neill & Partners, L.P.
    A registration statement relating to these securities has been filed with the Securities and Exchange Commission and was declared effective on September 30, 2005. A prospectus supplement relating to these securities has also been filed with the Commission. This announcement shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.
    Copies of the prospectus supplement and accompanying base prospectus relating to the offering may be obtained from Credit Suisse First Boston LLC, Prospectus Department, One Madison Avenue, New York, New York 10010 (212-325-2580) or from Keefe, Bruyette & Woods, Inc., 787 Seventh Avenue, New York, New York 10019 (212-887-8938).

    The Navigators Group, Inc. is an international insurance holding company with insurance company operations, underwriting management companies, and operations at Lloyd's of London. Headquartered in New York City, Navigators has offices in major insurance centers in the United States, the United Kingdom and Belgium.

    This press release may contain "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Whenever used in this release, the words "estimate", "expect", "believe" or similar expressions are intended to identify such forward-looking statements. We cannot assure that results which we anticipate will be achieved, since results may differ materially because of known and unknown risks and uncertainties which we face. Please refer to Navigators' most recent Forms 10-K and 10-Q and its other filings with the Securities and Exchange Commission for a description of the Company's business and the important factors which may affect that business. The Company undertakes no obligation to publicly update or revise any forward-looking statement.



    CONTACT: The Navigators Group, Inc.
             Paul J. Malvasio, 914-933-6088
             Executive Vice President and Chief Financial Officer pmalvasio@navg.com www.navg.com